UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under § 240.14a-12

GEN Restaurant Group, Inc.

(name of registrant as specified in its charter)

(name of person(s) filing proxy statement, if other than registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

11480 South Street, Suite 205

Cerritos, CA 90703

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 20, 2024

10:00 a.m. Pacific Time

Online at www.proxydocs.com/GENK

GEN Restaurant Group, Inc. (the “Company”, “we” or “us”) is holding its 2024 annual meeting of stockholders virtually by live webcast at 10:00 a.m., Pacific Time, on Thursday, June 20, 2024, for the following purposes:

1.
to elect two Class I directors to hold office until the 2027 annual meeting of stockholders and until their successors are otherwise duly elected or qualified;
2.
to ratify the appointment of Marcum, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2024; and
3.
to transact such other business as may be properly presented at the meeting.

The Board recommends that you vote “FOR” the election of the director nominees, and “FOR” the ratification, on an advisory basis, of the appointment of Marcum, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2024.

Stockholders of record at the close of business on April 24, 2024 are entitled to notice of and to vote prior to the date of the meeting.

We have elected to use the notice and access rules adopted by the Securities and Exchange Commission (“SEC”) to provide our stockholders access to our proxy materials and 2023 Annual Report to Stockholders by notifying them of the availability of our proxy materials and 2023 Annual Report to Stockholders via the Internet. The notice and access model gives the Company a fast, efficient and lower-cost way to furnish stockholders with their proxy materials and reduces our impact on the environment. As a result, on May 10, 2024, we are mailing to our stockholders an “Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Thursday, June 20, 2024” (“Notice”) with instructions on how to access our proxy materials and the 2023 Annual Report to Stockholders via the Internet and how to vote online. On the date of mailing of the Notice, all stockholders may access our proxy materials on a website referred to, and at the URL address included in, the Notice and in our proxy statement. Our proxy materials are available free of charge.

Stockholders of record as of April 24, 2024 will be able to participate in our virtual annual meeting by visiting www.proxydocs.com/GENK. To participate in our virtual annual meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Our virtual annual meeting will begin promptly at 10:00 a.m., Pacific Time, on Thursday, June 20, 2024. Online check-in will begin at 9:45 a.m., Pacific Time, on Thursday, June 20, 2024, and you should allow ample time for the online check-in procedures. Appropriate questions may be submitted at any time during the meeting, and they will be addressed at the conclusion of the Company’s prepared remarks.

Our Proxy Statement and Annual Report are available on the Company’s website at www.genkoreanbbq.com under: Investor - Relations.

By Order of the Board of Directors,

Thomas V. Croal, Chief Financial Officer & Secretary

April 29, 2024

GEN Restaurant Group, Inc.

PROXY STATEMENT

For the Annual Meeting of

Stockholders To Be Held on June 20, 2024

GEN Restaurant Group, Inc.

PROXY STATEMENT

For the 2024 Annual Meeting of Stockholders

Thursday, June 20, 2024

INTRODUCTION

This proxy statement is being furnished to our stockholders by the Board of Directors (the “Board”) of GEN Restaurant Group, Inc., in connection with the solicitation of proxies by our Board for use at our 2024 annual meeting of stockholders to be held virtually by live webcast at www.proxydocs.com/GENK on Thursday, June 20, 2024 at 10:00 a.m., Pacific Time, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the attached Notice of 2024 Annual Meeting of Stockholders.

A proxy, in the provided form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted as follows:

•
FOR the election of Class I directors to hold office until the Company’s 2027 Annual Meeting of Stockholders and until their successors are otherwise duly elected or qualified;
•
FOR the ratification of the appointment of Marcum LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2024; and
•
As our proxies deem appropriate, on transacting any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

This proxy statement and the accompanying form of proxy are first being sent or made available to stockholders of record as of April 24, 2024 (the “Record Date”) on or about May 10, 2024. In addition to the use of the mail, proxies may be solicited by directors, officers, or employees of the Company in person, by electronic mail, by telephone or by other means. The cost of the proxy solicitations will be paid by the Company.

References in this proxy statement to the “Company,” “GEN, Inc.,” “we,” “our” and “us,” are references to GEN Restaurant Group, Inc.

It is important that your shares are represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please sign and date the enclosed proxy card and return it to us. If you own your shares through a broker, bank or other nominee, please return your voting instruction form to your broker, bank or nominee, or use the electronic voting means described below to vote your shares.

VOTING AND OTHER INFORMATION

Who may vote? You may vote up to the day of the Annual Meeting if you were the holder of record of our Class A Common Stock or Class B Common Stock (collectively, “Common Stock”) at the close of business on the Record Date. You are entitled to (i) one vote on each proposal presented at the Annual Meeting for each share of Class A Common Stock you owned on the Record Date and (ii) ten votes on each such proposal for each share of Class B Common Stock you owned on the Record Date. If you held Common Stock on the Record Date in “street name” through a bank, broker, or other nominee, you must obtain a legal proxy, executed in your favor, from the institution that held your Common Stock as of the close of business on the Record Date, to be entitled to vote those shares of Common Stock. As of the close of business on the Record Date, there were 4,511,958 shares of Class A Common Stock and 27,886,912 shares of Class B Common Stock outstanding.

Why did I receive a Notice Regarding the Availability of Proxy Materials instead of printed copies of these materials in the mail? In accordance with rules promulgated by the SEC, the Company has elected to furnish its proxy materials to stockholders as of the Record Date electronically via the Internet at www.proxydocs.com/GENK. On May 10, 2024, the Company will begin mailing to stockholders as of the Record Date a notice containing general information about the Annual Meeting, the address of the website on which this proxy statement and the Company’s 2024 Annual Report, excluding exhibits, are available for review, printing and downloading, and instructions on how to submit proxy votes. If you received that notice, you will not receive a printed copy of our proxy materials unless you request them by following the instructions for requesting such materials contained in the notice.

What am I voting on? You are voting on:

1.
the election of two Class I directors to hold office until our 2027 annual meeting of stockholders and until their successors are otherwise duly elected or qualified; and
2.
the ratification of the appointment of Marcum, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2024.

In case any nominee named herein for election as a director is unable to serve when the election occurs, proxies in the accompanying form may be voted for a substitute as determined by our Board. The Company expects all nominees to be able to serve as a director if elected and knows of no matters to be brought before the Annual Meeting other than those referred to in the accompanying Notice of 2024 Annual Meeting and this proxy statement. If, however, any other matters come before the Annual Meeting, proxies in the accompanying form will be voted thereon in accordance with the judgment of the designated proxies.

What vote is required to approve the various proposals?

Proposal 1. A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting will be required to elect our directors. This means that the individuals receiving the largest number of votes will be elected as directors, up to the maximum number of directors to be elected at the Annual Meeting. Any shares that are not voted on this matter at the Annual Meeting, whether by abstention, broker non-vote or otherwise, will have no effect on the election of directors at the Annual Meeting.

Proposal 2. The ratification of Marcum, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2024 will be approved, on an advisory basis, if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for this proposal.

Why a virtual meeting? We are excited to utilize the latest technology to provide expanded access, improved communication and cost savings for our stockholders. Hosting a virtual meeting will enable increased stockholder attendance and participation, since our stockholders can participate from any location around the world. You will be able to attend the Annual Meeting online and submit your appropriate questions during the Annual Meeting by visiting www.proxydocs.com/GENK, however, you will not be able to vote electronically at our Annual Meeting. Appropriate questions may be submitted at any time during the meeting and they will be addressed at the conclusion of the Company’s prepared remarks. Therefore, you must submit your proxy or otherwise vote your shares prior to our Annual Meeting in order for your vote to be properly cast.

What is householding? The rules of the SEC permit companies to provide a single copy of an annual report, proxy statement or notice of internet availability of proxy materials to households in which more than one stockholder resides. As a result, any stockholders who share an address and who have been previously notified that their broker, bank or other intermediary will be householding their proxy materials, will receive only one copy of our proxy statement and 2023 Annual Report to Stockholders and notice of internet availability of proxy materials, unless one or more have affirmatively objected to the householding notice.

Stockholders sharing an address who received only one set of these materials may request a separate copy, which will be promptly sent at no cost, by contacting our Corporate Secretary orally or in writing at the address below. Stockholders sharing an address who received multiple copies of these materials may request householding by contacting the Corporate Secretary as follows:

GEN Restaurant Group, Inc.

11480 South Street, Suite 205

Cerritos, CA 90703

(562) 356-9929

For future annual meetings, a stockholder may request separate annual reports, proxy statements, or notices of internet availability of proxy materials, as applicable, or may request the householding of such materials, by contacting the Company’s Transfer Agent at the following address:

ComputerShare

150 Royal Street

Canton, MA 02021

(910) 922-5248

What is the quorum requirement for holding the Annual Meeting? The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding voting power of our Common Stock as of the Record Date will constitute a quorum. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Can I revoke my proxy? Yes, a stockholder of record may revoke his or her proxy at any time prior to the voting thereof by giving written notice of such revocation to the Company in care of the Corporate Secretary at GEN Restaurant Group, Inc., 11480 South Street, Suite 205, Cerritos, CA 90703 or, by executing and duly and timely delivering a subsequent proxy to the same address shown immediately above. For Common Stock you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your Common Stock, by executing and properly delivering a timely subsequent proxy to the address set forth in such proxy. If you are a stockholder of record as of the Record Date, you may vote whether or not a proxy has been previously given, but your presence (without further action) at the Annual Meeting will not constitute revocation of a previously submitted proxy.

How can I access the proxy materials on the internet? You can access this proxy statement and our 2023 Annual Report from the Company’s website at www.genkoreanbbq.com or at the www.proxydocs.com/GENK. No information contained on the Company’s website is part of or incorporated into this proxy statement.

How may I obtain a paper copy of the proxy materials? Additional copies of our 2023 Annual Report to Stockholders, excluding exhibits, and this proxy statement may be obtained, without charge, from the Company by calling (562) 356-9929, or by writing to the Company’s Corporate Secretary, Thomas V. Croal, at the address above.

What is the effect of a “broker non-vote” on the proposals to be voted on at the Annual Meeting? Common Stock held by a broker, bank or other nominee that does not have authority, either express or discretionary, to vote on a particular matter at the Annual Meeting is a broker non-vote. A broker non-vote is counted as present for purposes of determining the presence of a quorum at the Annual Meeting. All proposals, other than the ratification of the appointment of our independent accountants, are non-routine matters and are not matters on which a broker may vote without your instructions. Therefore, if your Common Stock is not registered in your name and you do not provide instructions to your broker, bank or other nominee with respect to any proposal other than the ratification of the appointment of independent accountants, a broker non-vote as to your Common Stock will result. The ratification of the appointment of the independent accountant is a routine item. As a result, brokers who do not receive instructions from you as to how to vote on that matter generally may vote on that matter in their discretion.

How do I vote? Most stockholders have a choice of voting prior to the Annual Meeting by proxy over the Internet, by telephone or by submitting a traditional proxy card. You may not vote your shares electronically at the Annual Meeting. Refer to your proxy or voting instruction card to see which options are available to you and how to use them.

The Internet and telephone voting procedures are designed to authenticate your identity and to confirm that your instructions have been properly recorded.

What if I do not specify a choice for a matter when returning a signed proxy? If your proxy form is signed and returned, your Common Stock represented thereby will be voted in accordance with your directions on the proxy form. In the absence of your direction as to any proposal, your shares will be voted FOR the election of the director nominees, and FOR ratification of the appointment of Marcum LLP as the Company’s independent accountant for the fiscal year ending December 31, 2024.

All stockholders are cordially invited to attend our virtual Annual Meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS

Two individuals have been nominated by our Board for re-election as Class I directors for three-year terms through the 2027 Annual Meeting, and until their successors are duly elected and qualified. Both of the nominees are currently serving as directors of the Company.

Director Nominees

The following are the Board’s nominees for Class I directors:

			First Became a Director of
Name	Position	Age	the Company
Michael B. Cowan	Director	59	2023
Jonathan Gregory	Director	59	2023

The director nominees’ biographical information, including their business experience during the past five years, directorships of other public corporations and their qualifications to serve on our Board are set forth below.

Michael B. Cowan. Mr. Cowan became a director upon the listing of our common stock on the Nasdaq Global Market ("Nasdaq"). Mr. Cowan is the President and Chief Executive Officer of H-1 Auto Care, LLC (d/b/a Honest1 Auto Care), a privately held franchisor of auto repair services with more than 60 retail locations, and has served in such role since 2018. Mr. Cowan has also served as the Managing Member of SLC Capital Partners, LLC and its affiliated entities since he co-founded it in 2010. SLC Capital Partners is a private investment firm located in St. Petersburg, Florida. Prior to founding SLC Capital Partners, Mr. Cowan worked at J.H. Whitney & Co. in multiple roles, including as Chief Financial Officer for the company’s numerous investment funds with a total of over five billion dollars in assets under management. Mr. Cowan also previously helped build two private equity-backed companies. Mr. Cowan began his career at Purina Mills, Inc., one of the U.S.’s largest manufacturers of animal nutrition products. Mr. Cowan received his B.S. in Finance from La Salle University.

We believe Mr. Cowan is qualified to continue to serve on our Board because of his significant leadership experience in various management roles and business acumen derived from his deep business background.

Jonathan Gregory. Mr. Gregory became a director upon the listing of our common stock on Nasdaq. Mr. Gregory is the Chief Executive Officer of RMX Resources, LLC, a private oil and natural gas company backed by CIC Partners in Dallas, Texas. RMX operates oil and natural gas properties primarily in Los Angeles County, California. Mr. Gregory has served in such role since 2018. Immediately prior to forming RMX, Mr. Gregory served as the Chief Executive Officer of Royale Energy, Inc. (OTCQB: ROYL) a publicly traded oil and natural gas company formed in 1986. Mr. Gregory joined the board of Royale in 2014 and became CEO in 2015. Prior to becoming CEO of Royale Energy, Inc., Mr. Gregory served as the Chief Financial Officer of two other private oil and gas companies, Americo Energy Resources, LLC, and J&S Oil & Gas, LLC. While CFO of these companies, Mr. Gregory raised over $200 million in private equity and senior debt capital to support the companies’ respective operations and acquisition activities. Mr. Gregory began his career in the banking industry where he held various positions over a 25-year banking career. As a banker, he closed over $1 billion in transactions focused primarily on the upstream oil and gas industry, holding officer positions at various Texas based institutions. In addition to his corporate activities, Mr. Gregory has been active on multiple nonprofit boards addressing homelessness, early childhood education issues and social justice. Mr. Gregory received his BBA in Finance from Lamar University.

We believe Mr. Gregory is qualified to continue to serve on our Board because of his breadth of experience in high-level management roles, and his expertise in the areas of finance and corporate strategy.

Continuing Directors

The terms of the following directors continue following the Annual Meeting.

Class II Director (term expiring in 2026):

Jae Chang. Mr. Chang, age 53, founded the Company by opening our first restaurant in September 2011 in Tustin, California and, since our formation in October 2021, he has served as our Co-Chief Executive Officer and Director. Prior to founding the Company, Mr. Chang has been the owner, operator and manager of multiple restaurant concepts since December 1999, including the Shabuya, Sumo, Octopus, H2O Sushi and California Gogi brands. Mr. Chang received his Bachelor of Science in Hospitality Management from California State Polytechnic University, Pomona.

Mr. Chang’s qualifications to serve on the Board include his extensive prior experience with our business as a co-founder and within the restaurant and hospitality industries, as well as his demonstrated business acumen, skills in entrepreneurship and focus on operational efficiency. Mr. Chang’s Board service also creates a direct, more open channel of communication between the Board and senior management.

Class III Director (term expiring in 2025):

David Kim. Mr. Kim, age 55, joined the Company with Jae Chang shortly after the opening of our first restaurant in September 2011 and, since our formation in October 2021, he has served as our Co-Chief Executive Officer and Director. Before founding the Company, Mr. Kim served as Chief Executive Officer of La Salsa, Inc., a fast casual Mexican restaurant chain, from July 2007 to September 2011. Mr. Kim also served as Chief Executive Officer of Baja Fresh Enterprises, another fast casual Mexican restaurant chain, from October 2006 to September 2011, and prior to that served as President of Caliber Capital Group, an equity investment firm focused on distressed companies, from September 2005 to present. From August 2002 to September 2011, Mr. Kim was managing member of CinnaWorks, LLC, a national owner of Cinnabon franchises, and from November 1994 to March 2016, he was the managing member of Sweet Candy, LLC, owner of the retail candy concept Sweet Factory. From November 1994 to March 2016, Mr. Kim managed Golden Den Corp. and RD Restaurant Group, Inc., which owned Denny’s, Carl’s Jr., Golden Corral and Pick-Up Stix franchises. Mr. Kim is also the owner, operator and manager of several other restaurant concepts, including sushi concept restaurants, a ramen concept restaurant and several other concepts that are not all-you-can-eat. Mr. Kim has established the Kim Family Foundation, through which he supports various charitable causes related to scholastic achievement and leadership.

Mr. Kim’s qualifications to serve on the Board include his wealth of experience with our business as our co-founder and within the restaurant industry, and his demonstrated business acumen and skills in entrepreneurship and business strategy. Mr. Kim’s Board service also creates a direct, more open channel of communication between the Board and senior management.

Board Composition

Our Board currently consists of four directors. In accordance with our amended and restated certificate of incorporation and bylaws, the number of directors on our Board will be determined from time to time by the Board .

Each director is to hold office until the next election of the class for which such director shall have been chosen and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the Board may be filled at any time by the remaining directors, whether resulting from an increase in the number of directors or the death, removal or resignation of a director.

Our amended and restated certificate of incorporation provides that any director may only be removed for cause by the affirmative vote of at least 66 2/3% of the voting power of our outstanding shares of common stock.

Our amended and restated certificate of incorporation provides that the Board is divided into three classes of directors, with staggered three-year terms, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of the Board will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board.

Director Independence

The two nominees for Class I director are "independent directors" within the meaning of the Nasdaq rules. David Kim and Jae Chang are our Co-Chief Executive Officers and thus, does not meet the definition of "independent" under the Nasdaq rules.

Director Election Standard

Our amended and restated bylaws provide that Directors will be elected by a plurality of the votes cast.

Under Delaware law, directors continue in office until their successors are elected and qualified or until their earlier resignation or removal. Our Principles of Corporate Governance provide that our Board will nominate for election and appoint to fill Board vacancies only those directors who have tendered or agreed to tender an advance, irrevocable resignation that would become effective upon their failure to receive the required vote for election and Board acceptance of the tendered resignation.

Our Principles of Corporate Governance also provide that the nominating and governance committee will consider the tendered resignation of a director who fails to receive the required number of votes for election, as well as any other offer to resign that is conditioned upon Board acceptance, and recommend to our Board whether or not to accept such resignation. If our Board does not accept the resignation, the director will continue to serve until his or her successor is elected and qualified.

Vote Required

The affirmative vote of a plurality of the voting power of our Common Stock present or represented by proxy at the Annual Meeting is required to elect our director nominees. Any shares that are not voted on this matter at the Annual Meeting, whether by abstention, broker non-vote or otherwise, will have no effect on the election of directors at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF OUR DIRECTOR NOMINEES.

PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Marcum LLP as the Company's independent accountant for our fiscal year ending December 31, 2024, and our Board and Audit Committee recommend that our stockholders ratify this appointment at the Annual Meeting.

While our Audit Committee is responsible for the appointment, discharge, compensation and oversight of our independent accountant, our Board is requesting, as a matter of good corporate governance, that our stockholders ratify the Audit Committee’s appointment of Marcum LLP as our 2024 independent accounting firm. If the stockholders fail to ratify the appointment, our Audit Committee will consider the appointment of other independent accountants or may retain Marcum LLP or another firm without re-submitting the matter to our stockholders. Even if the appointment is ratified, our Audit Committee may, at its discretion, appoint a different independent accountant at any time during 2024 if it determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required

The appointment of Marcum LLP as our independent accountant for our fiscal year ending December 31, 2024 will be ratified if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions will not affect the voting results for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF OUR APPOINTMENT OF MARCUM LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANT FOR 2024.

DIRECTOR COMPENSATION

During 2023, the Company granted restricted stock units to the independent directors. The Company has no formal compensation plan for the independent directors. The Board is considering a non-employee director compensation policy. In the future, the Board may adopt a compensation plan for our non-employee directors, such that non-employee directors will receive an annual cash retainer and/or an annual grant of equity. We also expect that the director compensation program will provide each director with reimbursement for reasonable travel and miscellaneous expenses incurred in attending meetings and activities of our Board and its committees.

Independent non-employee directors received an annual grant of restricted stock units for Class A common stock in the dollar amount noted below. Shares of restricted stock granted are calculated by dividing the dollar value of the grant by the value of the Class A common stock on the date of grant. Grants of restricted stock vest over a one-year period. Stock grants are issued annually. Directors may elect to adopt a Rule 10b5-1 Stock Trading Plan under the Exchange Act that will, when the stock vests, automatically sell a sufficient number of shares of the vested stock at the then-current market price to cover their anticipated tax obligations associated with the vesting.

The foregoing compensation is intended to fully compensate the independent directors for their time engaged in activities on behalf of the Company. As such, no additional compensation is provided for meetings, travel, projects or other assignments. In certain, rare circumstances, the Chairman of the Board may determine that compensation beyond the standard retainers is warranted. However, no such additional compensation was approved or paid during 2023.

The following table shows the total compensation earned by non-employee directors for the fiscal year ended December 31, 2023:

Directors’ 2023 Compensation

Security Ownership of Directors

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Michael Cowan	$—	$50,000	$50,000
Jonathan Gregory	$—	$50,000	$50,000

(1) Each non-employee director was granted RSUs on completion of the IPO transaction. The amounts reported in the "Stock Awards" column represents the grant date value of 4,167 RSUs at $12/share.

CORPORATE GOVERNANCE MATTERS

Board Leadership Structure

We do not have a policy regarding whether the role of the chairperson of the board and chief executive officer should be separate or combined and our Board believes that we should maintain the flexibility to select the chairperson and chief executive officer and reorganize the leadership structure, from time to time, based on criteria that are in the Company’s best interests and the best interests of our stockholders and stakeholders. Our Board has designated David Kim to serve as chairperson of the board. Our Board recognizes that, depending on the circumstances, other leadership models, such as separating the role of chairperson of the board with the role of chief executive officer, might be appropriate. Accordingly, our Board may periodically review its leadership structure. Our Board believes its administration of its risk oversight function has not affected its leadership structure.

The role given to the lead independent director helps ensure a strong independent and active Board. Our independent directors have designated Michael B. Cowan to serve as our lead independent director. In accordance with our Principles of Corporate Governance, in such role, Mr. Cowan has responsibility for: (a) presiding at meetings of the Board at which the chairperson of the board is not present, including executive sessions of the independent directors; (b) approving information sent to the Board; (c) approving the agenda and schedule for board meetings to provide that there is sufficient time for discussion of all agenda items; (d) serving as liaison between the chairperson of the board and the independent directors; (e) being available for consultation and communication with major stockholders upon request; and (f) performing such other designated duties as the Board may determine from time to time.

Role of Our Board in Risk Oversight

Our Board believes that risk management is an important part of establishing, updating and executing on the Company business strategy. Our Board, as a whole and at the committee level, has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations and the financial condition and performance of the Company. In particular, our audit committee is responsible for overseeing our risk management processes and advising the Board on risk management policies and procedures. In addition, the audit committee oversees the assessment of the adequacy of our risk management framework and the identification of financial and non-financial risks, and the compensation and human capital committee oversees the identification of risks related to compensation and human capital management. Our Board focuses its oversight on the most significant risks facing the Company and on its processes to identify, prioritize, assess, manage and mitigate those risks. Our Board and its committees receive regular reports from members of the Company senior management on areas of material risk to the Company, including strategic, operational, financial, legal and regulatory risks. While our Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company.

The Board’s Role in the Oversight of Compensation Risk

To help mitigate compensation risk, we have adopted and observe the following oversight policies.

Insider Trading Policy

Named Executive Officers and directors are prohibited from hedging or pledging any Common Stock they hold or from engaging in short sales of our Common Stock. They are also prohibited from purchasing the Company’s securities on margin. Further, all Named Executive Officers and directors are required to obtain pre-clearance for any proposed transactions in the Company’s securities from the Company’s Chief Financial Officer.

Clawback Policy

The Board has adopted a policy which provides for the recoupment of certain executive compensation in the event either (1) the Company is required to prepare an accounting restatement of its financial statements due to a material noncompliance with any financial reporting requirement under the U.S. securities laws or (2) an executive violates the Company’s code of conduct or breaches a fiduciary duty or is grossly negligent or engages in illegal or improper conduct causing financial or reputational harm to the Company. The Board will determine, in its sole discretion, the method for recouping incentive compensation under this policy which may include, without limitation: (a) requiring reimbursement of cash incentive compensation previously paid; (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (c) offsetting the recouped amount from any compensation otherwise owed by the Company to the executive; (d) cancelling outstanding vested or unvested equity or cash awards; and/or (e) taking any other remedial and recovery action permitted by law, as determined by the Board.

Other Risk Mitigators

Incentive compensation is paid only after our financial results are complete and audited and the Compensation Committee has verified the performance results and associated incentive awards.

Certain Relationships and Related Person Transactions

The Reorganization

In connection with our reorganization prior to our initial public offering, we entered into the Tax Receivable Agreement, the GEN LLC Agreement and the Registration Rights Agreement. We also acquired from GEN LLC Class A units using the proceeds from the offering, issued Class B common stock to other members of GEN LLC.

The following are summaries of certain provisions of our related party agreements, which are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore encourage you to review the agreements in their entirety. Copies of the agreements (or forms of the agreements) have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2023, and are available electronically on the website of the SEC at www.sec.gov

Tax Receivable Agreement

From time to time, the members of GEN LLC (not including GEN Inc.) may exchange their Class B units for shares of GEN Inc.’s Class A common stock on a one-for-one basis or, at GEN Inc.’s election, for cash. Any beneficial holder exchanging Class B units must ensure that the applicable corresponding number of shares of Class B common stock are delivered to us for cancellation as a condition of exercising its right to exchange Class B units for shares of our Class A common stock or, at our election, for cash. As a result of such subsequent exchanges, we will become entitled to a proportionate share of the existing tax basis of the assets of GEN LLC. In addition, GEN LLC will have in effect an election under Section 754 of the Code for the taxable year of the offering and each taxable year in which an exchange occurs, which is expected to result in increases to the tax basis of the tangible and intangible assets of GEN LLC which will be allocated to GEN Inc. These increases in tax basis are expected to increase GEN Inc.’s depreciation and amortization deductions for tax purposes and create other tax benefits and may also decrease gains (or increase losses) on future dispositions of certain assets and therefore may reduce the amount of tax that GEN Inc. would otherwise be required to pay.

GEN Inc. entered into a tax receivable agreement for the benefit of certain members of GEN LLC or their permitted assignees (not including GEN Inc.), pursuant to which GEN Inc. will pay 85% of the amount of the net cash tax savings, if any, that GEN Inc. realizes (or, under certain circumstances, is deemed to realize) as a result of (i) increases in tax basis (and utilization of certain other tax benefits) resulting from GEN Inc.’s acquisition of a member’s GEN LLC units in future exchanges and (ii) any payments GEN Inc. makes under the Tax Receivable Agreement (including tax benefits related to imputed interest). Generally, payments under the Tax Receivable Agreement will be made to certain members of GEN LLC (not including GEN Inc.) pursuant to the terms of the Tax Receivable Agreement. Such payments will reduce the cash provided by the tax savings previously described that would have otherwise been available to GEN Inc. for other uses, including reinvestment or dividends to GEN Inc. Class A stockholders.

GEN Inc. will retain the benefit of the remaining 15% of these net cash tax savings. The obligations under the Tax Receivable Agreement will be GEN Inc.’s obligations and not obligations of GEN LLC. For purposes of the Tax Receivable Agreement, the benefit deemed realized by GEN Inc. will be computed by comparing GEN Inc.’s U.S. federal, state and local income tax liability to the amount of such U.S. federal, state and local taxes that GEN Inc. would have been required to pay had it not been able to utilize any of the benefits subject to the Tax Receivable Agreement. The actual tax benefits realized by GEN Inc. may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement.

The term of the Tax Receivable Agreement will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or have expired, unless GEN Inc. exercises its right to terminate a Tax Receivable Agreement (or the Tax Receivable Agreement is terminated due to a change in control or our breach of a material obligation thereunder), in which case, GEN Inc. will be required to make the termination payment specified in the Tax Receivable Agreement, as described below. We expect that all of the intangible assets, including goodwill, of GEN LLC allocable to GEN LLC units acquired or deemed acquired by GEN Inc. from existing members of GEN LLC at the time of this offering and in taxable exchanges following this offering will be amortizable for tax purposes.

Estimating the amount and timing of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors and future events. The actual increase in tax basis and utilization of tax attributes, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including:

•

the timing of future exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of GEN LLC at the time of each purchase of units from the members of GEN LLC in each future exchange;

•

the price of shares of our Class A common stock at the time of the purchase or exchange—the tax basis increase in the assets of GEN LLC is directly related to the price of shares of our Class A common stock at the time of the purchase or exchange;

•

the extent to which such purchases or exchanges are taxable—if the purchase of units from the members of GEN LLC in connection with any future exchange is not taxable for any reason, increased tax deductions will not be available;

•	the amount of the exchanging unitholder’s tax basis in its units at the time of the relevant exchange;

•

the amount, timing and character of GEN Inc.’s income—we expect that the Tax Receivable Agreement will require GEN Inc. to pay 85% of the net cash tax savings as and when deemed realized. If GEN Inc. does not have taxable income during a taxable year, GEN Inc. generally will not be required (absent a change in control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in net cash tax savings in a given tax year may generate tax attributes that may be used to generate net cash tax savings in previous or future taxable years. The use of any such tax attributes will generate net cash tax savings that will result in payments under the Tax Receivable Agreement; and

•	U.S. federal, state and local tax rates in effect at the time that we realize the relevant tax benefits.

In addition, the amount of each member’s tax basis in its GEN LLC units at the time of the purchase or exchange, the depreciation and amortization periods that apply to the increases in tax basis, the timing and amount of any earlier payments that GEN Inc. may have made under the Tax Receivable Agreement and the portion of GEN Inc.’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis are also relevant factors.

GEN Inc. has the right to terminate the Tax Receivable Agreement, in whole or in part, at any time. The Tax Receivable Agreement provides that payments under the TRA may be accelerated under the following scenarios: (i) GEN Inc. exercises its right to early termination of the Tax Receivable Agreement in whole (that is, with respect to all benefits due to all beneficiaries under the Tax Receivable Agreement) or in part (that is, with respect to some benefits due to all beneficiaries under the Tax Receivable Agreement), (ii) GEN Inc. experiences certain changes in control, (iii) the Tax Receivable Agreement is rejected in certain bankruptcy proceedings, (iv) GEN Inc. fails (subject to certain exceptions) to make a payment under the Tax Receivable Agreement or (v) GEN Inc. materially breaches its obligations under the Tax Receivable Agreement, in each of (iii), (iv) and (v), if such failure is not cured within 90 days. If payments under the TRA are accelerated as a result of one of the foregoing scenarios, GEN Inc. will be obligated to make an early termination payment to the beneficiaries under the Tax Receivable Agreement equal to the present value of all payments that would be required to be paid by GEN Inc. under the Tax Receivable Agreement. The amount of such payments will be determined on the basis of certain assumptions in the Tax Receivable Agreement. The amount of the early termination payment is determined by discounting the present value of all payments that would be required to be paid by GEN Inc. under the Tax Receivable Agreement at a rate equal to the lesser of (a) 6.5% and (b) the SOFR plus 400 basis points. For example, if a change of control were to occur on March 31, 2023, GEN Inc. estimates the liability associated with the early termination payment resulting from the change of control would be approximately $56.6 million. This estimated payment assumes (i) the change of control occurred on March 31, 2023; (ii) a price of $12.00 per share (iii) a constant combined federal and state corporate tax rate of 26.6%; and (iv) no material changes in tax law. Actual results may differ from assumptions for various reasons, including the timing of the change of control, the trading price of GEN Inc.’s shares of Class A common stock at the time of the change of control, and the tax rates then in effect.

The payments that we will be required to make under the Tax Receivable Agreement are expected to be substantial. If all of the members of GEN LLC other than us were to exchange their GEN LLC units, we would recognize a deferred tax asset of approximately $117.2 million and a liability of approximately $99.6 million, assuming (i) that the members other than us redeemed or exchanged all of their GEN LLC units immediately after the completion of this offering at the initial public offering price of $12.00 per share of Class A common stock, (ii) no material changes in relevant tax law, (iii) a constant combined effective income tax rate of 26.6% and (iv) that we have sufficient taxable income in each year to realize on a current basis the increased depreciation, amortization and other tax benefits that are the subject of the Tax Receivable Agreement. The actual future payments to the members of GEN LLC will vary based on the factors discussed above, and estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors and future events.

Decisions made in the course of running our business, such as with respect to mergers and other forms of business combinations that constitute changes in control, may influence the timing and amount of payments we make under the Tax Receivable Agreement in a manner that does not correspond to our use of the corresponding tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative effect on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

Payments are generally due under the Tax Receivable Agreement within a specified period of time following the filing of GEN Inc.’s tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of SOFR plus 300 basis points from the due date (without extensions) of such tax return. Late payments generally accrue interest at a rate of SOFR plus 500 basis points. Because of our structure, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of GEN LLC to make distributions to us. The ability of GEN LLC to make such distributions will be subject to, among other things, restrictions in the agreements governing our debt. If we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine. Although we are not aware of any material issue that would cause the IRS to challenge a tax basis increase, GEN Inc. will not, in the event of a successful challenge, be reimbursed for any payments previously made under the Tax Receivable Agreement (although GEN Inc. would reduce future amounts otherwise payable to a holder of rights under the Tax Receivable Agreement to the extent such holder has received excess payments). No assurance can be given that the IRS will agree with our tax reporting positions, including the allocation of value among our assets. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement significantly in excess of the benefit that GEN Inc. actually realizes in respect of the increases in tax basis (and utilization of certain other tax benefits) resulting from (i) GEN Inc.’s acquisition of GEN LLC units from other members of GEN LLC in future exchanges and (ii) any payments GEN Inc. makes under the Tax Receivable Agreement. GEN Inc. may not be able to recoup those payments, which could adversely affect GEN Inc.’s financial condition and liquidity.

The obligation to make payments under the Tax Receivable Agreement generally will be senior to any similar obligation under any tax receivable agreement that may be entered into in the future. No holder of rights under the Tax Receivable Agreement (including the right to receive payments) may transfer its rights to another person without the written consent of GEN Inc., except in certain situations as described in the GEN LLC Agreement.

GEN LLC Agreement

In connection with the Reorganization, the members of GEN LLC amended and restated the GEN LLC Agreement. In its capacity as the managing member, GEN Inc. controls all of GEN LLC’s business and affairs. GEN Inc. holds all of the Class A units of GEN LLC. Holders of Class A units and Class B units will generally be entitled to one vote per unit with respect to all matters as to which members are entitled to vote under the GEN LLC Agreement. Class A units and Class B units will have the same economic rights per unit.

Any time GEN Inc. issues a share of Class A common stock for cash, the net proceeds received by GEN Inc. will be promptly used to acquire a Class A unit unless used to settle an exchange of a Class B unit for cash. Any time

GEN Inc. issues a share of Class A common stock upon an exchange of a Class B unit or settles such an exchange for cash, as described below, GEN Inc. will contribute the exchanged unit to GEN LLC and GEN LLC will issue to GEN Inc. a Class A unit. If GEN Inc. issues other classes or series of equity securities (other than pursuant to our incentive compensation plans), GEN LLC will issue to GEN Inc. an equal amount of equity securities of GEN LLC with designations, preferences and other rights and terms that are substantially the same as GEN Inc.’s newly issued equity securities. If at any time GEN Inc. issues a share of its Class A common stock pursuant to the 2023 Plan, GEN Inc. will contribute to GEN LLC all of the proceeds it receives (if any) and GEN LLC will issue to GEN Inc. an equal number of its Class A units, having the same restrictions, if any, as are attached to the shares of Class A common stock issued under the plan. If GEN Inc. repurchases, redeems or retires any shares of Class A common stock (or equity securities of other classes or series), GEN LLC will, immediately prior to such repurchase, redemption or retirement, repurchase, redeem or retire an equal number of Class A units (or its equity securities of the corresponding classes or series) held by

GEN Inc., upon the same terms and for the same consideration, as the shares of GEN Inc.’s Class A common stock (or equity securities of such other classes or series) are repurchased, redeemed or retired. In addition, membership units of GEN LLC, as well as our common stock, will be subject to equivalent stock splits, dividends, reclassifications and other subdivisions. In the event GEN Inc. acquires Class A units without issuing a corresponding number of shares of Class A common stock, it will make appropriate adjustments to the exchange ratio of Class B units to Class A common stock.

GEN Inc. will have the right to determine when and if distributions will be made to holders of units and the amount of any such distributions, other than with respect to tax distributions as described below. If a distribution is authorized, except as described below, such distribution will be made to the holders of Class A units and Class B units on a pro rata basis in accordance with the number of units held by such holder.

The holders of units, including GEN Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of GEN LLC. Net profits and net losses of GEN LLC will generally be allocated to holders of units (including GEN Inc.) on a pro rata basis in accordance with the number of units held by such holder; however, under applicable tax rules, GEN LLC will be required to allocate net taxable income disproportionately to its members in certain circumstances. The GEN LLC Agreement will provide for quarterly cash distributions, which we refer to as “tax distributions,” to the holders of the units in a manner to approximate an amount to enable each member to pay applicable taxes on taxable income allocable to such member. If the amount of tax distributions to be made exceeds the amount of funds available for distribution, GEN Inc. shall receive a tax distribution calculated using the corporate tax rate, before the other members receive any distribution and the balance, if any, of funds available for distribution shall be distributed first to the other members in accordance with the GEN LLC Agreement. GEN LLC will also make non-pro rata payments to GEN Inc. to reimburse it for reasonable corporate and other overhead expenses (which payments from GEN LLC will not be treated as distributions under the GEN LLC Agreement). Notwithstanding the foregoing, no distribution will be made pursuant to the GEN LLC Agreement to any unitholder if such distribution would violate applicable law or result in GEN LLC or any of its subsidiaries being in default under any material agreement.

The GEN LLC Agreement provides that it may generally be amended, supplemented, waived or modified by GEN Inc. in its sole discretion without the approval of any other holder of units, except in the case of amendments or actions that would modify the limited liability of a member or increase the obligation of a member to make capital contributions, adversely affect the right of a member to receive distributions, convert GEN LLC into a corporation or cause GEN LLC to be treated as a corporation for tax purposes.

The GEN LLC Agreement entitles certain members (and certain permitted transferees thereof) to exchange their Class B units together with an equal number of shares of Class B common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash, or a combination of cash and Class A common stock. The exchange ratio is subject to appropriate adjustment by GEN Inc. in the event Class A units are issued to GEN Inc. without issuance of a corresponding number of shares of Class A common stock or in the event of certain reclassifications, reorganizations, recapitalizations or similar transactions.

The GEN LLC Agreement permits the Class B unitholders to exercise their exchange rights subject to certain reasonable timing procedures and other conditions. The GEN LLC Agreement provides that an owner will not have the right to exchange Class B units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with the Company, GEN LLC or any of their subsidiaries or violate any written policies of GEN Inc. to which GEN LLC unitholder is subject. We intend to impose additional restrictions on exchanges that we determine to be necessary or advisable so that GEN LLC is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.

The GEN LLC Agreement also provides for mandatory exchanges under certain circumstances, including at the option of GEN Inc., if the number of units outstanding (other than those held by GEN Inc.) is less than a minimum percentage and in the discretion of GEN Inc., with the consent of holders of at least 50% of the outstanding Class B units.

Any beneficial holder exchanging Class B units must ensure that the applicable corresponding number of shares of Class B common stock are delivered to us for retirement as a condition of exercising its right to exchange Class B units for shares of our Class A common stock, or, at our election, for cash, or a combination of cash and Class A common stock.

Registration Rights Agreement

In connection with our initial public offering, we entered into a Registration Rights Agreement. This agreement provides holders of our Class B common stock with certain registration rights whereby, at any time following the first anniversary of the consummation of our initial public offering, they will have the right to require us to register under the Securities Act of 1933, as amended, the shares of Class A common stock issuable upon exchange of Class B units, subject to certain limitations set forth in the Registration Rights Agreement. The Registration Rights Agreement also provides for piggyback registration rights for the holders party thereto, subject to certain conditions and exceptions.

Transactions Prior to our Initial Public Offering

Ignite Consulting

On September 29, 2014, we entered into a consulting agreement with Ignite, or the Consulting Agreement, 100% owned by Mr. Kim, which provided for annual fees of up to 25% of gross revenue in exchange for various consulting services. Such consulting fees were only paid to the extent we and our related entities had adequate resources. During the year ended December 31, 2023, $2.3 million was expensed and paid pursuant to the Consulting Agreement. In connection with the initial public offering, we terminated the Consulting Agreement.

Pacific Global Distribution ("PGD”)

We purchased approximately $2.8 million for the year ending December 31, 2023, of food and supplies from Pacific Global Distribution, or PGD, which is 100% owned by Jae Chang, our Co-Chief Executive Officer, and Mr. Chang's direct family. Outstanding obligations for supply purchases from PGD of approximately $137,000 are included in accounts payable as of December 31, 2023. We currently obtain the grills used in our restaurants from PGD.

Wise Universal, Inc.

We purchased approximately $12.4 million of food from Wise Universal, an affiliate 60% owned by Mr. Chang for the year ending December 31, 2023. Wise Universal is a provider of the meats used in our restaurants.

Administrative Services Agreement

We provide administrative services to less than ten restaurants owned by David Kim that are unrelated to us.

Limitations on Liability and Executive Officer and Director Indemnification Agreements

Our directors and officers will not be personally liable for our debts, obligations or liabilities, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a director or an officer of us. In addition, our amended and restated bylaws require us to indemnify our executive officers and directors to the fullest extent permitted by law, subject to limited exceptions. We have entered into indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Review and Approval of Related Person Transactions

We have implemented a written policy pursuant to which the audit committee will review and approve transactions with our directors, director nominees, officers and holders of more than 5% of our voting securities and their affiliates. Prior to approving any transaction with a related party, the audit committee will consider the material facts as to the related party’s relationship with us or interest in the transaction. Related person transactions will not be approved unless the audit committee has approved of the transaction. We did not have a formal review and approval policy for related person transactions at the time of any transaction described in “Certain Relationships and Related Party Transactions.”

Committees of the Board

Our board committees include an audit committee, a compensation and human capital committee and a nominating and governance committee. The independent Chairman of the Board serves as a de facto non-paid member of all three committees. During 2023, the following number of meetings were held:

Number of Meetings
Board of Directors	3
Audit Committee	3
Compensation and Human Capital Committee	—
Nominating and Governance Committee	—

In addition to regular meetings, the Board and each committee also meet in executive sessions.

Audit Committee

The primary responsibilities of our audit committee are to oversee the accounting and financial reporting processes of our company, and to oversee the internal and external audit processes. The audit committee also assists the Board in fulfilling its oversight responsibilities by reviewing the financial information provided to stockholders and others, and the system of internal controls established by management and the Board. The audit committee oversees the independent auditors, including their independence, qualifications and performance. However, committee members do not act as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management, or the independent auditors. The audit committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist it in fulfilling its responsibilities, and to approve the fees and other retention terms of its advisors.

Michael B. Cowan and Jonathan Gregory are the members of our audit committee. The Board has determined that each of Mr. Cowan and Mr. Gregory qualifies as an “audit committee financial expert” as such term is defined under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, and that each of Mr. Cowan and Mr. Gregory is “independent” for purposes of Rule 10A-3 of the Exchange Act and under the listing standards of Nasdaq. We believe that the functioning of our audit committee complies with the applicable requirements of the SEC and Nasdaq.

The Board adopted its Audit Committee Charter on June 27, 2023, which is available at www.genkoreanbbq.com under: Investor - Governance.

Compensation and Human Capital Committee

The primary responsibilities of our compensation and human capital committee will be to annually review and approve the compensation and other benefits for our employees, officers and independent directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of those goals and objectives, and setting compensation for these officers based on those evaluations. Our compensation and human capital committee will also administer our equity incentive plans and recommend to the Board for approval the grant of equity awards under our equity incentive plans.

The compensation and human capital committee may delegate authority to review and approve the compensation of our employees to certain of our executive officers, including with respect to awards made under our equity incentive plans. Even where the compensation and human capital committee does not delegate authority, our executive officers will typically make recommendations to the compensation and human capital committee regarding compensation to be paid to our employees and the size of equity grants under our equity incentive plans.

Upon the completion of the public offering, Mr. Cowan and Mr. Gregory became members of our compensation and human capital committee. Because we are a “controlled company” under the rules of Nasdaq, our compensation and human capital committee is not required to be fully independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the compensation and human capital committee accordingly in order to comply with such rules.

The Board adopted its Compensation and Human Capital Committee Charter on June 27, 2023, which is available at www.genkoreanbbq.com under: Investors - Governance Documents.

Nominating and Governance Committee

Our nominating and governance committee oversees our director nomination, and corporate governance functions. The committee makes recommendations to our Board regarding director candidates and assist our Board in determining the size, structure, composition and functions of our Board and its committees.

Upon the completion of the public offering, David Kim and Jae Chang became members of our nominating and governance committee. Because we are a “controlled company” under the rules of Nasdaq, our nominating and governance committee is not required to be fully independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the nominating and governance committee accordingly in order to comply with such rules.

The Board adopted its Nominating and Corporate Governance Committee Charter on June 27, 2023, which is available at www.genkoreanbbq.com under: Investor - Governance.

Board and Stockholder Meeting Attendance

The Company expects Board members to attend all meetings of the Board, Board committees on which they are a member, and the annual meeting of the Company’s stockholders. During 2023, all directors attended all of the meetings of the Board and all Board committees on which such director served.

Compensation Committee Interlocks and Insider Participation

Our compensation and human capital committee is composed of Michael B. Cowan and Jonathan Gregory. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the Board, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board.

Any stockholder wishing to make a recommendation for a person to be considered by the Nominating and Corporate Governance Committee pursuant to the process described above as a potential nominee to the Board should refer to “Stockholder Proposals and Nominations for 2025 Annual Meeting” for a discussion of the procedures that stockholders are required to follow in order to submit nominees for consideration by the Nominating and Corporate Governance Committee.

Stockholder Communication with our Board of Directors

Stockholders may communicate with the Board by submitting communications in writing, addressed to the Board as a whole or one or more specific directors, in care of: Thomas V. Croal, Corporate Secretary, GEN Restaurant Group, Inc., 11480 South Street, Suite 205, Cerritos, CA 90703. The Corporate Secretary will submit all appropriate matters to the Board or specific directors, as applicable. Stockholders also will have the opportunity to ask appropriate questions of Board members at the Annual Meeting.

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. Stockholders who wish to submit a complaint under these procedures should submit the complaint in writing to: Chief Financial Officer, GEN Restaurant Group, Inc., 11480 South Street, Suite 205, Cerritos, CA 90703.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that establishes the standards of ethical conduct applicable to all directors, officers and employees of our company. The code addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities and confidentiality requirements. The audit committee is responsible for applying and interpreting our code of conduct and ethics in situations where questions are presented to it. We expect that any amendments to the code or any waivers of its requirements applicable to our principal executive, financial or accounting officer, or controller will be disclosed on our website at www.genkoreanbbq.com. Information contained on our website or linked therein or otherwise connected thereto does not constitute part of nor is it incorporated by reference into this proxy statement.

Labor Relations

We offer a diverse environment full of passionate and talented people. Our team members are collaborative and supportive, with a driving desire to make a distinctive mark in the restaurant industry. Our core values drive our people initiatives as they focus on mutual respect, teamwork, continuous improvement and learning, gratitude, a positive attitude, and passion to be the best in our business. We believe we attract and retain superior talent because we offer a challenging work environment with opportunities to make a difference in our company’s future. We work together as one team, with the single vision of making our company successful.

As of April 14, 2024, we had approximately 2,750 full-time and part-time employees. Approximately 34% of our workforce is female and 66% is male. Our senior leadership team (Vice President level and above) is 83% male and 17% female, while manager roles are approximately 66% male and 34% female. Our existing employees typically recruit new team members, although we may use outside recruiting support in selected circumstances.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 and SEC rules require our directors, executive officers, and persons who own more than 10% of any class of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based solely on our review of the reports filed during fiscal year 2023, and on written representations from such reporting persons, we determined that no director, executive officer or beneficial owner of more than 10% of any class of our common stock failed to file any report as required under Section 16(a) on a timely basis during 2023.

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

The Audit Committee of the Board, which met three times since the Company went public in June 2023, consists of two independent directors as allowed by Nasdaq. The members of the Audit Committee meet the independence requirements, and both of the current members, Mr. Jonathan Gregory and Mr. Michael Cowan, meet the financial literacy requirements of Nasdaq and the additional, heightened independence criteria applicable to members of the Audit Committee under SEC and Nasdaq rules.

Management is responsible for the Company’s internal controls and the financial reporting process by which it prepares the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on those statements. The Audit Committee monitors the Company’s financial reporting processes, including its internal control systems.

During 2023, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s financial management team. Additionally, the Audit Committee held separate private executive sessions, at each of its regularly scheduled meetings, with the Company’s independent registered public accounting firm, Marcum LLP, and with the Company’s Co-CEOs, at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place. The Audit Committee’s agenda is established by the Audit Committee’s Chairman and the Company’s CFO.

Management updates the Audit Committee periodically on its process to assess the adequacy of the Company’s system of internal control over financial reporting; the framework used to make the assessment; and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee and senior members of management reviewed the Company’s policies and procedures with respect to risk assessment and risk management.

Each year, the Audit Committee evaluates the performance of the Company’s independent registered public accounting firm, including the senior audit engagement team, and determines whether to re-engage the current independent registered public accounting firm or consider other audit firms. Based on this evaluation, the Audit Committee decided to re-engage Marcum LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2024. Although the Audit Committee has the sole authority to appoint the Company’s independent registered public accounting firm, the Audit Committee recommended that the Board ask the Company’s stockholders, at the Annual Meeting, to ratify its appointment of the Company’s independent registered public accounting firm.

With respect to the Company’s audited financial statements for 2023:

•
The Audit Committee reviewed and discussed the audited financial statements with management;
•
The Audit Committee met with Marcum LLP and discussed the matters required by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and
•
The Audit Committee received the written disclosures and the letter from Marcum LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with Marcum LLP its independence.

In reliance upon the Audit Committee’s reviews and discussions with both management and Marcum LLP referred to above, management’s representations and the report of Marcum LLP on the Company’s 2023 audited financial statements, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended December 31, 2023 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

This Audit Committee Report is not to be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this Report by reference, and is not otherwise to be deemed filed under such Acts.

Jonathan Gregory - Chair

Michael B. Cowan

Members of the Audit Committee

AUDIT FEES

The Sarbanes-Oxley Act of 2002 prohibits an independent public accountant from providing certain non-audit services for an audit client. The Company engages various other professional service providers for these non-audit services as required. Other professional advisory and consulting service providers are engaged where the required technical expertise is specialized and cannot be economically provided by employee staffing. Such services include internal audit and tax services.

The aggregate amounts included in the Company’s financial statements for 2023 and 2022 for fees billed or to be billed by Marcum LLP were as follows:

	2023	2022
Audit Fees (1)	$340,656	283,250
Audit-Related Fees (2)	124,682	74,160
Tax Fees	—	—
All Other Fees	—	—
Total	$465,338	$357,410

(1) Audit fees include fees for the annual audit and quarterly reviews. Audit fees for the years 2023 and 2022 were $217,056 and $185,400, respectively. Quarterly review fees for the years 2023 and 2022 were $123,600 and $97,850, respectively.

(2) Audit-Related fees includes fees consisting of professional services performed by Marcum LLP in connection with reviews of our registration statements and comfort letters.

The Company did not incur any fees related to tax compliance from Marcum LLP during 2023 or 2022.

The Audit Committee has adopted a policy for approving all permitted audit, audit-related, tax and non-audit services to be provided by Marcum LLP in advance of the commencement of such services, except for those considered to be de minimis by law for non-audit services. Information regarding services performed by the independent registered public accounting firm under this de minimis exception is presented to the Audit Committee for information purposes at each of its meetings. There is no blanket pre-approval provision within this policy.

The Audit Committee, at each of its regularly scheduled meetings, and on an interim basis as required, reviews all engagements of Marcum LLP for audit and all other services. Prior to the Audit Committee’s consideration for approval, management provides the Audit Committee with a description of the reason for, and nature of, the services to be provided along with an estimate of the time required and approximate cost. Following such review, each proposed service is approved, modified or denied, as appropriate. The Audit Committee maintains a record of all such approvals in its files for future reference. The Audit Committee approved all services provided by Marcum LLP during the past two years prior to their undertaking.

Representatives of Marcum LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions and may make a statement if they so desire.

EXECUTIVE COMPENSATION

Information About Our Executive Officers

Our named executive officers, or NEOs, for the year ended December 31, 2023 are:

David Kim, our Co-Chief Executive Officer;

Jae Chang, our Co-Chief Executive Officer and

Thomas V. Croal, our Chief Financial Officer.

2023 Summary Compensation Table

The table below sets forth the annual compensation earned by or granted to the NEOs during the year ended December 31, 2022 and 2023.

Name and Principal Position	Year	Salary	Bonus	Option Awards	Stock Awards	All Other Compensation	Total
David Kim, Co-Chief Executive Officer	2023	$289,000	$38,750	$—	$—	$4,375	$332,125
	2022	$289,000	$—	$—	$—	$—	$289,000

Jae Chang, Co-Chief Executive Officer	2023	$—	$20,000	$—	$500,004	$—	$520,004
	2022	$—	$—	$—	$-	$—	$—

Thomas V. Croal Chief Financial Officer	2023	$350,000	$352,000	$—	$1,090,908	$10,142	$1,803,050
	2022	$350,000	$—	$—	$—	$—	$350,000

Narrative Disclosure to Summary Compensation Table

Base Salary

During 2023 and 2022, Mr. Kim received a base salary of $289,000. Mr. Chang did not receive a base salary during the 2023 or 2022 Fiscal Year. During 2023 and 2022, Mr. Croal received a base salary of $350,000.

Annual Bonus

The Co-Chief Executive Officers and Chief Financial Officer did not receive any bonus or incentive compensation with respect to performance based plans in 2022 or 2023. The NEO’s received a discretionary bonus in 2023.

Stock Awards

We adopted an equity incentive plan for use in granting equity-based compensation to executive officers and employees. Mr. Chang received 41,667 restricted stock units that vest over a five year period. Mr. Croal received 90,909 restricted stock units that vest over a four year period. The amounts reported represented the aggregate grant date value granted to NEOs during the 2023 fiscal year. The amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by the NEOs upon any sale of the underlying shares of common stock.

Employment Agreements

David Kim

On August 4, 2023, we entered into an employment agreement with Mr. Kim for a three-year period (effective July 1, 2023), subject to automatic extensions provided that neither party provides written notice of non-extension at least sixty (60) days prior to the expiration of the then-current term. During the term of employment, Mr. Kim will serve as the Company’s Co-Chief Executive Officer. Pursuant to his employment, Mr. Kim is entitled to an initial base salary of $150,000 for the period between July 1, 2023 and December 31, 2023 and $300,000 per year beginning January 1, 2024. In addition, Mr. Kim will also be eligible to receive annual cash bonus targeted at one hundred percent (100%) of his base salary at the discretion of the Board.

Jae Chang

On August 4, 2023, we entered into an employment agreement with Mr. Chang for a three-year period (effective July 1, 2023), subject to automatic extensions provided that neither party provides written notice of non-extension at least sixty (60) days prior to the expiration of the then-current term. During the term of employment, Mr. Chang will serve as the Company’s Co-Chief Executive Officer. Pursuant to his employment, Mr. Chang is entitled to an initial basis salary of $150,000 for the period between July 1, 2023 and December 31, 2023 and $300,000 per year beginning January 1, 2024. Mr. Chang will also be eligible to receive annual cash bonus targeted at one hundred percent (100%) of his base salary at the discretion of the Board.

Thomas V. Croal

On August 4, 2023, we entered into an employment agreement with Mr. Croal for a three-year period (effective July 1, 2023), subject to automatic extensions provided that neither party provides written notice of non-extension at least sixty (60) days prior to the expiration of the then-current term. During the term of employment, Mr. Croal will serve as the Company’s Chief Financial Officer with a base salary of $350,000 for the period between the effective date and December 31, 2023 and commencing on January 1, 2024 $400,000 annual salary. In addition, Mr. Croal will also be eligible to receive an annual bonus targeted at 50% of his annual salary at the discretion of the Board.

Retirement Benefits

The Company has not maintained, and does not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan.

Potential Payments Upon Termination or a Change in Control

he employment agreements of the NEOs provide for severance payments equal to six months of their respective base salaries in the event that their employment is terminated (a) by the Company without “Cause”, (b) by the NEO with“Good Reason”, or (c) following a “Change in Control”, each as defined in the applicable employment agreement.

2023 Equity Incentive Plan

We adopted the GEN Inc. 2023 Equity Incentive Plan, or the 2023 Plan. The purpose of the 2023 Plan is to promote and closely align the interests of our employees, officers, non-employee directors, and other service providers and our stockholders by providing stock-based compensation and other performance-based compensation. The objectives of the 2023 Plan are to attract and retain the best available personnel for positions of substantial responsibility and to motivate participants to optimize the profitability and growth of the Company through incentives that are consistent with our goals and that link the personal interests of participants to those of our stockholders. The 2023 Plan allows for the grant of stock options, both incentive stock options and “non-qualified” stock options; stock appreciation rights, or SARs, alone or in conjunction with other awards; restricted stock and restricted stock units, RSUs; incentive bonuses, which may be paid in cash, stock, or a combination thereof; and other stock-based awards. We refer to these collectively herein as Awards.

Administration

The 2023 Plan is administered by our compensation committee, which we refer to herein as the Administrator. The Administrator has broad authority, subject to the provisions of the 2023 Plan, to administer and interpret the 2023 Plan and Awards granted thereunder. All decisions and actions of the Administrator will be final.

Stock Subject to 2023 Plan

The maximum number of shares of Class A common stock that may be issued under the 2023 Plan will not exceed 4,000,000 shares, or the Share Pool, subject to certain adjustments in the event of a change in our capitalization. The Share Pool will be increased on January 1 of each calendar year beginning in 2024 by a number of shares equal to approximately 4% of the outstanding shares of Class A common stock on each January 1. Shares of Class A common stock issued under the 2023 Plan may be either authorized and unissued shares or previously issued shares acquired by us. On termination or expiration of an Award under the 2023 Plan, in whole or in part, the number of shares of Class A common stock subject to such Award but not issued thereunder or that are otherwise forfeited back to the Company will again become available for grant under the 2023 Plan. Additionally, shares retained or withheld in payment of any exercise price, purchase price or tax withholding obligation of an Award will again become available for grant under the 2023 Plan.

Limits on Non-Employee Director Compensation

Under the 2023 Plan, the aggregate dollar value of all cash and equity-based compensation (whether granted under the Plan or otherwise) to our non-employee directors for services in such capacity shall not exceed $150,000 during any calendar year. However, during the calendar year in which a non-employee director first joins our Board or during any calendar year in which a non-employee director serves as chairman or lead director, such aggregate limit shall instead be $200,000.

Types of Awards

Stock Options. All stock options granted under the 2023 Plan will be evidenced by a written agreement with the participant, which provides, among other things, whether the option is intended to be an incentive stock option or a non-qualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option, which may not generally exceed ten years, and other terms and conditions. Subject to the express provisions of the 2023 Plan, options generally may be exercised over such period, in installments or otherwise, as the Administrator may determine. The exercise price for any stock option granted may not generally be less than the fair market value of the Class A common stock subject to that option on the grant date. The exercise price may be paid in cash or such other method as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares or withholding of shares deliverable upon exercise. Other than in connection with a change in our capitalization, we will not, without stockholder approval, reduce the exercise price of a previously awarded option, and at any time when the exercise price of a previously awarded option is above the fair market value of a share of Class A common stock, we will not, without stockholder approval, cancel and re-grant or exchange such option for cash or a new Award with a lower (or no) exercise price.

Stock Appreciation Rights or SARs. SARs may be granted alone or in conjunction with all or part of a stock option. Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the Class A common stock at the time of exercise exceeds the exercise price of the SAR. This amount is payable in Class A common stock, cash, restricted stock, or a combination thereof, at the Administrator’s discretion.

Restricted Stock and RSUs. Awards of restricted stock consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. RSUs result in the transfer of shares of cash or stock to the participant only after specified conditions are satisfied. The Administrator will determine the restrictions and conditions applicable to each award of restricted stock or RSUs, which may include performance vesting conditions.

Incentive Bonuses. Each incentive bonus will confer upon the participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a specified performance period. The Administrator will establish the performance criteria and level of achievement versus these criteria that will determine the threshold, target, and maximum amount payable under an incentive bonus, which criteria may be based on financial performance and/or personal performance evaluations. Payment of the amount due under an incentive bonus may be made in cash or shares, as determined by the Administrator.

Other Stock-Based Awards. Other stock-based awards are Awards denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of stock.

Performance Criteria. The Administrator may specify certain performance criteria which must be satisfied before Awards will be granted or will vest. The performance goals may vary from participant to participant, group to group, and period to period.

Transferability

Awards generally may not be sold, transferred for value, pledged, assigned or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or SAR may be exercisable only by the participant during his or her lifetime.

Amendment and Termination

Our Board has the right to amend, alter, suspend or terminate the 2023 Plan at any time, provided certain enumerated material amendments may not be made without stockholder approval. No amendment or alteration to the 2023 Plan or an Award or Award agreement will be made that would materially impair the rights of the holder, without such holder’s consent; however, no consent will be required if the Administrator determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for us, the 2023 Plan or such Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated. The 2023 Plan was adopted by our Board and our stockholders in connection with the offering and will automatically terminate, unless earlier terminated by our Board, ten years after such approval by our Board.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table presents information concerning the beneficial ownership of the shares of our Class A common stock and Class B common stock by (1) each person known to us to beneficially own more than 5% of the outstanding shares of our Class A common stock or Class B common stock, (2) each of our directors, director nominees and named executive officers and (3) all of our directors, director nominees and named executive officers as a group.

The number of shares of Class A common stock listed in the table below represents shares of Class A common stock owned, and assumes no exchange of Class B units for Class A common stock. Each Class B stockholder is entitled to have their Class B units exchanged for Class A common stock on a one-for-one basis, or at our election, for cash. Beneficial ownership is determined under the the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options and warrants that are exercisable within 60 days are considered outstanding and beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for purposes of computing the percentage ownership of any other person. Unless indicated below, the address of each individual listed below is c/o GEN Restaurant Group, Inc., 11480 South Street, Suite 205, Cerritos, CA 90703

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or as otherwise believed to be known by the Company, the following table sets forth the only persons known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; the name and address of such owner; the number of shares of Common Stock beneficially owned; the nature of such ownership; and the percent ownership of our outstanding shares of Common Stock which is based upon 4,384,65 shares of Class A common stock and 27,896,912 shares of Class B common stock issued and outstanding as of April 24, 2024.

	Amount and Nature of Beneficial Ownership			Total Voting Power (1)
Name and Address of Beneficial Owner	Class A Common Stock Owned	% of All Class A Common Stock Shares	Class B Common Stock Owned	%
Named Executive Officers, Directors, and Director Nominees:
Jae Chang (2)	46,064	1.02%	9,315,163	31.1%
David Kim (3)	130,093	2.88%	10,140,345	33.8%
Thomas Croal (7)	91,909	2.04%	—	*
Michael Cowan	4,167	*	—	*
Jonathan Gregory	4,167	*	—	*

All executive officers, directors and director nominees as a group (5 persons)	276,400	6.13%	19,455,508	64.9%

Other 5% Beneficial Owners:
Don Wook Kim (4)	—	—	3,380,115	11.3%
Lauren Wang (5)	—	—	1,690,058	5.6%
Jose Manzanarez (6)	—	—	1,690,058	5.6%
Ju Han (1)	—	—	9,250,695	28.1%
Wasatch Advisors, LP 505 Wakara Way Salt Lake City, UT 84108	657,738	14.58%	—	*
FMR, LLC 245 Summer Street Boston, MA 02210	428,217	9.49%	—	*
Praetorian PR, LLC Carr 429 Km 4.1, Bo. Barrero Rincon, PR 00677	380,000	8.42%	—	*
Gratia Capital, LLC 11835 West Olympic Blvd, Suite 385 Los Angeles, CA 90064	337,431	7.48%	—	*
Woodson Capital Master Fund, LP 101 Park Avenue, 48th Floor New York, NY 10178	300,000	6.65%	—	*
Portolan Capital Management, LLC George McCabe 2 International Place, FL 26 Boston, MA 02110	275,618	6.11%	—	*

* Less than 1%

(1) Percentage of total voting power represents voting power with respect to all of our Class A and Class B common stock, as a single class. Holders of Class A common stock are entitled to one vote per share, whereas holders of our Class B common stock are entitled to ten votes per share.

(2) Represents 4,397 shares of Class A common stock and 41,667 restricted stock units for Class A common stock stock of which (i) 10% vest six months following the grant date, (ii) 10% vest on the first anniversary of the grant date, (iii) 20% vest on the second anniversary of the grant date, (iv) 20% vest on the third anniversary of the grant date, (v) 20% vest on the fourth anniversary of the grant date, and (vi) 20% vest on the fourth anniversary of the grant date, plus Class B shares held by Jae Chang and his wife, Ju Han. Of the 9,315,163 shares of Class B common stock, 4,301,726 shares are held by Ju Han.

(3) Represents 130,093 shares of Class A common stock plus shares of Class B common stock held by DJK Trust, as Amended and Restated in 2007, the Kim Family Living Trust, Surviving Spouse's Trust, Trust for Andrea, the Kim Family Living Trust, Surviving Spouse's Trust, Trust for Solomon, and the Kim Family Living Trust, Surviving

Spouse's Trust, Trust for Joy, each of which David Kim is trustee. Of the 10,140,345 shares of Class B common stock, 8,478,543 shares are held by DJK Trust, as Amended and Restated in 2007, and 1,661,802 shares are held collectively by the other trusts described above.

(4) Represents 130,093 shares of Class A common stock plus shares of Class B common stock held by DKAN Family Trust dated February 25, 2021, of which Don Wook Kim is trustee.

(5) Represents 130,093 shares of Class A common stock plus shares of Class B common stock held by Lauren Wang Family Trust, dated March 1, 2021, of which Lauren Wang is trustee.

(6) Represents 130,093 shares of Class A common stock plus shares of Class B common stock held by Manzanarez Melendez Family Trust, dated December 1, 2020, of which Jose Manzanarez is trustee.

(7) Represents 1,000 shares of Class A common stock plus 90,909 restricted stock units of which (i) 20% vest six months following the grant date, (ii) 20% vest on the first anniversary of the grant date, (iii) 20% vest on the second anniversary of the grant date, (iv) 20% vest on the third anniversary of the grant date, and (v) 20% vest on the fourth anniversary of the grant date.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2024 ANNUAL MEETING

Inclusion of Proposals in the Company’s 2025 Proxy Statement and Proxy Card Under SEC Rules

In order to be eligible for inclusion in the proxy statement and proxy form relating to such meeting pursuant to the rules and regulations of the SEC, any proposal which a stockholder intends to present at the Company’s 2025 annual meeting of stockholders must be in writing, must be received by the Company at its principal executive offices by January 10, 2025 and must satisfy the applicable rules and regulations of the SEC.

Advance Notice Requirements for Stockholder Submission of Nominations and Proposals

In addition, a stockholder recommendation for nomination of a candidate for election to our Board or a proposal for consideration at the Company’s 2025 annual meeting of stockholders must be submitted in accordance with the advance notice procedures and other requirements in the Company’s bylaws. These requirements are separate from and in addition to, the requirements discussed above to have the stockholder proposal included in the proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules.

Our bylaws require a stockholder who wants to nominate a director or submit a stockholder proposal to be a stockholder of record and comply with the advance notice provisions of our bylaws.

Our bylaws require that stockholder recommendations for nominees to the Board must include all information relating to such person that is required to be disclosed in a proxy statement, and a written consent signed by the nominee evidencing a willingness to serve as a director if elected.

Our bylaws provide that for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary and, in the case of business other than nominations, such business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. For the 2025 annual meeting of stockholders, a proposal or recommendation for nomination must be received by the Board not earlier than February 21, 2025 and not later than March 23, 2025. In the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, or if no annual meeting was held or deemed to have been held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Except for proposals properly made in accordance with the applicable rules and regulations of the SEC, the advance notice provisions of the bylaws shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of stockholders.

In addition, our bylaws require that such notice shall set forth, (a) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or the other business is proposed: (i) the name and address of such stockholder, as they appear on the Company’s books, and the name and address of such beneficial owner; (ii) the class or series and number of shares of stock of the Company which are owned of record by such stockholder and such beneficial owner as of the date of the notice, and a representation that the stockholder will notify the Company in writing within five business days after the record date for such meeting of the class or series and number of shares of stock of the Company owned of record by the stockholder and such beneficial owner as of the record date for the meeting; and (iii) a representation that the stockholder (or a qualified representative of the stockholder) intends to appear at the meeting to make such nomination or propose such business; and (b) as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made or the other business is proposed, as to such beneficial owner, and if such stockholder or beneficial owner is an entity, as to each director, executive, managing member or control person of such entity (any such individual or control person, a “control person”): (i) the class or series and number of shares of stock of the Company which are beneficially owned by such stockholder or beneficial owner and by any control person as of the date of the notice, and a representation that the stockholder will notify the Company in writing within five business days after the record date for such meeting of the class or series and number of shares of stock of the Company beneficially owned by such stockholder or beneficial owner and by any control person as of the record date for the meeting; (ii) a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder, beneficial owner or control person and any other person, and a representation that the stockholder will notify the Company in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting; (iii) a description of any agreement, arrangement or understanding (including, without limitation, any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder, beneficial owner or control person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of the Company’s stock, or maintain, increase or decrease the voting power of the stockholder, beneficial owner or control person with respect to securities of the Company, and a representation that the stockholder will notify the Company in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting; and (iv) a representation whether the stockholder or the beneficial owner, if any, will engage in a solicitation with respect to the nomination or other business and, if so, the name of each participant in such solicitation and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of shares representing at least 67% of the voting power of the stock entitled to vote generally in the election of directors in the case of a nomination, or holders of at least the percentage of the Company’s stock required to approve or adopt the business to be proposed in the case of other business.

All candidates, including candidates recommended by stockholders for consideration as nominees for vacant or new Board positions, are evaluated with respect to the desired attributes determined by the Nominating and Corporate Governance Committee.

All candidates, including candidates recommended by stockholders for consideration as nominees for vacant or new Board positions, are evaluated with respect to the desired attributes determined by the Nominating and Corporate Governance Committee.

IMPORTANT

We urge you to PROMPTLY vote your shares by phone, via the internet, or by signing, dating and returning the enclosed proxy to the address provided.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas V. Croal

Chief Financial Officer

styleIPC P.O. BOX 8016, CARY, NC 27512-9903 Have your ballot ready and please use one of the methods below for easy voting: Your vote matters! Have the 12 digit control number located in the box above availablewhen you access the website and follow the instructions. Your control number Scan QR for digital voting Internet: GEN Restaurant Group, Inc. Annual Meeting of Stockholders www.proxypush.com/GENK • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote For Stockholders of record as of April 24, 2024 Phone: 1-866-390-5234 Thursday, June 20, 2024 10:00 AM, Local Time • Use any touch-tone telephone Annual Meeting to be held live via the internet - please visit • Have your Proxy Card ready www.proxydocs.com/GENK for more details. • Follow the simple recorded instructions Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid YOUR VOTE IS IMPORTANT! envelope provided PLEASE VOTE BY: 5:00 PM, Local Time, June 19, 2024. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Thomas V. Croal (the "Named Proxy"), as the true and lawful attorney of the undersigned, with full power of substitution and revocation, and authorizes him, to vote all the shares of capital stock of GEN Restaurant Group, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in his discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In his discretion, the Named Proxy are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxy cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

THIS PROXY CARD AND MARK ON THE REVERSE SIDE

GEN Restaurant Group, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1 AND 2 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. To elect the following Class I director nominees to hold office until the 2027 Annual Meeting FOR WITHHOLD 1.01 Michael B. Cowan FOR #P2# #P2# 1.02 Jonathan Gregory FOR #P3# #P3# FOR AGAINST ABSTAIN 2. To ratify the appointment of Marcum, LLP as the Company's independent registered public FOR #P4# #P4# #P4# accounting firm for the fiscal year ending December 31, 2024; and 3. To transact such other business as may be properly presented at the meeting. You must register to attend the meeting online and/or participate at www.proxydocs.com/GENK Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Signature (if held jointly)

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